EXHIBIT 2(d)
                          STOCK REDEMPTION AGREEMENT


     This Agreement is entered into as of the 30th day of May, 1997 by and between Comasec International S.A., a French societe anonyme ("CISA") and Pro-Tech Respirators, Inc., a Connecticut corporation (the "Corporation").

                              W I T N E S S E T H :

     WHEREAS, the Corporation is the surviving corporation pursuant to an Agreement and Plan of Merger (the "Merger") between Comasec Holdings, Inc., a Connecticut corporation ("CHINC"), and Pro-Tech Respirators, Inc., a Rhode Island corporation ("Pro-Tech RI"); and

     WHEREAS, CISA desires to sell all of its shares of capital stock to the Corporation and the Corporation desires to redeem all of such shares of capital stock on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, CISA and the Corporation hereby agree as follows:

     1. Effective immediately following the merger, the Corporation shall redeem and CISA shall sell, free and clear of all liens and encumbrances, all of the shares of capital stock of the Corporation then held by CISA, for a redemption price (the "Redemption Price") equal to the sum of $27,350,000 plus the amount of the adjustments set forth in Section 1 of that certain Agreement dated as of April 14, 1997 by and between Bacou S.A. and Bacou USA, Inc. (as amended, the "Assignment Agreement").

     2. The Redemption Price shall be paid as follows:

          (a) The assignment to CISA of that certain $10,000,000 promissory note issued by Bacou S.A. to Pro-Tech RI, dated March 26, 1997; and

          (b) The assignment to CISA of that certain $18,000,000 promissory note issued by Bacou S.A. to Pro-Tech RI, dated March 27, 1997; and

          (c) The balance by a promissory note issued by the Corporation to CISA, in form substantially similar to the notes described above, in the amount of the balance of the Redemption Price, i.e. the adjustments referred to in paragraph one above.

     3. Any withholding taxes should be paid by the Corporation. CISA will cooperate with the Corporation in obtaining any refund of such withholding taxes in the event they are over-paid.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

                                              COMASEC INTERNATIONAL, INC.


                                              By:  /s/ Philippe Bacou
                                                 ------------------------------
                                                 Name:  Philippe Bacou
                                                 Title:  Chairman


                                              PRO-TECH RESPIRATORS, INC.
                                              (a Connecticut corporation)


                                              By:/s/ Walter Stepan
                                                 -------------------------------
                                                 Name:  Walter Stepan
                                                 Title: Chairman